KPMG LLP
Chartered Accountants
PO Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada

Telephone (604) 691-3000
Fax (604) 691-3031
Internet www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tahoe Resources Inc.

We consent to the use of our report dated March 8, 2012 with respect to the balance sheets of Tahoe Resources Inc. as of December 31, 2011 and December 31, 2010, and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the years ended December 31, 2011 and December 31, 2010, incorporated by reference in this Registration Statement on Form S-8.

We also consent to the use of our report dated March 3, 2011 with respect to the balance sheets of Tahoe Resources Inc. as of December 31, 2010 and December 31, 2009, and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the year ended December 31, 2010 and the period from incorporation on November 10, 2009 to December 31, 2009, incorporated by reference in this Registration Statement on Form S-8.

KPMG LLP

Chartered Accountants

Vancouver, Canada
June 4, 2012

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative ("KPMG International"), a Swiss entity.
KPMG Canada provides services to KPMG LLP.